Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 29, 2016 except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the composition of reportable segments discussed in Note 24, and the adoption of a new accounting standard that resulted in a change in the classification of debt issuance costs discussed in Note 3, which are as of May 23, 2016 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Targa Resources Corp.’s Current Report on Form 8-K dated May 23, 2016.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

May 26, 2016